Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-41357) of Choice Hotels International, Inc. of our report dated June 24, 2011 relating to the financial statements of the Choice Hotels International, Inc. Retirement, Savings and Investment Plan, which appears in this Form 11-K.

/s/ Baker Tilly Virchow Krause, LLP

Vienna, Virginia

June 24, 2011